EXHIBIT 99.1

Integrity Media Stockholders Approve Merger Agreement

MOBILE, Alabama (July 8, 2004) – Integrity Media, Inc. (NASDAQ/NMS: ITGR), a media/communications company that produces, publishes and distributes Christian music, books and related products, announced today that at the special meeting of its stockholders held today, its stockholders approved the merger of Kona Acquisition Corp., an entity wholly owned by P. Michael Coleman, Integrity’s co-founder, principal stockholder, President and Chief Executive Officer, with and into Integrity. Integrity and Kona expect the merger to close as soon as all other conditions to the merger are satisfied.

Integrity Media, Inc. is a media/communications company that produces, publishes and distributes Christian music, books and related products. It is a producer and publisher of products that facilitate a Christian lifestyle. Integrity’s products are sold primarily through retail stores and direct to consumers throughout the United States and in 168 other countries. Integrity is headquartered in Mobile, Alabama, and its common stock is listed on The Nasdaq National Market under the symbol “ITGR.” Information about Integrity, including financial and operating performance, is also available at Integrity’s Web site, www.integritymedia.com/invest/financialpr.html.